Exhibit 2.4
(English Translation)
Bylaws of Director Stock Purchase Plan
(The Plan)

Article 1.	The “Director Stock Purchase Plan (the “Plan”)” provides opportunities for Directors of Internet Initiative Japan Inc. (“IIJ”) and its 100% owned consolidated subsidiaries (the “Company”) to purchase common shares of IIJ (the “Shares”) at market value, every month, with a fixed amount of their own money.
(Objective)

Article 2.	The objective of the Plan is to facilitate IIJ and the Company Directors’ motivation for further growth in IIJ’s corporate value in the mid- to long- term span.
(Premise)

Article 3.	Directors of IIJ and the Company are to fully understand and comply with laws and related rules regarding insider trading and etc.
2	Directors of IIJ and the Company are to fully understand the responsibility for reporting the number of the Shares acquired through the Plan under Article 7, Paragraph 4.
(Qualification of the Members)

Article 4.	The membership shall be, in principal, limited to Directors of IIJ and the Company (the “Member”). The member must be able to constantly contribute funds monthly deducted from their monthly compensation for the purchase of the Shares.
2	After resigning as Director of IIJ and the Company, if he or she continues to work as advisor, part-time worker or any other position for IIJ and the Company, he or she is qualified as the Member of the Plan. However, he or she must be able to make monthly contributions continuously.
(Enrollment)

Article 5.	The Plan will become effective in November 2007 (after the announcement of the FY2007 interim period financial results) and the Member starts their first contributions from December 2007, at the timing where the Member does not hold any insider information.
2	Directors of IIJ and the Company are allowed to become the Members of the Plan, suspend its membership, change its contribution or sell its Shares acquired through the Plan, in principal, once every year in May (after the announcement of the full fiscal year financial results) at the timing where the Member does not hold any insider information.
(Contributions)

Article 6.	Monthly contribution for each Member shall be set at JPY 30,000, JPY 50,000, JPY 100,000 or JPY 200,000 or more, but under JPY 1,000,000.
2	Frequent suspension or change of contributions in the short term, in principal, is not allowed.
(Purchase of Shares)

Article 7.	The purchase of Shares under the Plan is entrusted to Nomura Securities Co., Ltd. (the “Nomura Securities”).
2	Nomura Securities shall open a joint account (the “Account”) for the Plan, and shall purchase the Shares at market price on the second business day of each month with the aggregated amount of monthly contributions provided by the Member in the previous month (the “Funds”) under its name. If the part of the Funds is less than the purchase price of the unit of the shares, Nomura Securities will contribute necessary amount for purchasing.

3	Nomura Securities shall hold the voting right of the Shares in the Account. The newly acquired shares by stock split or dividends entitled to the Shares in the Account will be distributed to the Members according to their ownership ratio of the Shares in the Account. Dividends for the Shares in the Account will be automatically contributed to the Funds for reinvestment.

4	If the aggregated amount of shares purchased for each Member, exceeds more than a unit, those shares in units will be allocated to the each Member’s private account from the Account.
(Assignment, Pledge and Mortgage of Rights)

Article 8.	The Shares and its rights related to the Shares in the Account under the Plan may not be assigned nor established nor mortgaged.
(Procedures)

Article 9.	The administrative work regarding the Plan will be conducted by the Financial Division of IIJ.
(Others)

Article 10.	The member must open a private account for the Plan at Nomura Securities exclusively.
2	The member must pay yearly fees, administrative fee for the Account and their private account fee for the Plan, by themselves, which cost them JPY 1,500 (as of September 2007) respectively.
Internet Initiative Japan Inc., Financial Division
Executed on September 6th, 2007